EXHIBIT 3ii                                 CERTIFICATE OF DESIGNATION

                                  CERTIFICATE OF DESIGNATION
                                              OF
                              SERIES A CONVERTIBLE PREFERRED STOCK
                                              OF
                                  SEAWRIGHT HOLDINGS, INC.

                                 (A Delaware Corporation)

     Seawright Holdings, Inc., a Delaware corporation (the
"Corporation"), does, by its Secretary certify as of this 30th day of September, 2003, as follows:

     FIRST: The amended and restated certificate of incorporation of the Corporation was filed with the Secretary of the State of Delaware on September 29, 2003 (the "Certificate of Incorporation").

     SECOND:  Pursuant to Article IV of the Certificate of
Incorporation, the Corporation is authorized to issue 100,000 shares of preferred stock.

     THIRD:  Pursuant to Article IV of the Certificate of
Incorporation, the shares of the Preferred Stock may be issued in one or more series as may be determined from time to time by the board of directors of the Corporation (the "Board"), each such series to be distinctly designated.

     FOURTH:  Pursuant to the authority vested in the Board by
Article IV of the Certificate of Incorporation, the Board, acting by written consent without a meeting pursuant to Section 141(f) of the Delaware General Corporation Law (the "DGCL"), dated September 26, 2003, adopted the following resolution:

     RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of its Amended and Restated Certificate of Incorporation, a series of voting Preferred Stock of the Corporation be and it is hereby created, and that the designation and amount thereof and the powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

     Section 1. Designation and Amount.

     There shall be a series of preferred stock of the Corporation which shall be designated as the "Series A Convertible Preferred Stock," $0.001 par value, and the number of shares constituting such series shall be sixty-thousand (60,000) (the "Preferred Shares"). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A Convertible Preferred Stock to a number less than that of the shares then outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

     Section 2.  Dividends.

          a. The holders of the Preferred Shares ("Preferred Holders"), in preference to the holders of shares of the Corporation's common stock (the "Common Stock") and to any other capital stock of the Corporation ranking junior to the Preferred Shares, shall be entitled to receive when, as and if declared by the Board out of funds of the Corporation legally available for the payment of dividends, cumulative dividends at the per share rate of ten percent (10%) per annum of the Original Purchase Price of each Preferred Share (which is the "Purchase Price" divided by the number of "Purchased Shares," all as defined in the Subscription Agreement for the Series A Convertible Preferred Stock), and no more. Dividends payable in respect of the outstanding Preferred Shares shall begin to accrue and be cumulative from the original date of issuance (the "Original Issue Date") and shall be payable in annual payments on December 31 of each year (each a "Dividend Payment Date") commencing with the first Dividend Payment Date occurring after the Original Issuance Date.

          At the option of the Preferred Holder, accrued and unpaid cumulative dividends otherwise payable pursuant to Section 2(a) herein may instead be applied to the purchase of additional shares of Common Stock upon conversion of the Preferred Shares pursuant to the provisions of Section 6(b), or, on the second anniversary of the Original Issue Date, pursuant to the provisions of
     Section 7(a)(ii).

          After payment of all current and accrued dividends to the holders of the Series A Convertible
     Preferred Stock, any additional dividends declared shall be distributed among all holders of Common Stock in proportion to the number of shares of Common Stock held by each such holder.

          The value of any non-cash assets distributed by the Corporation pursuant to this Section 2 shall be the fair market value as determined in good faith by the Board.

     Section 3.  Liquidation Preference.

          a. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the Preferred Holders shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock or to any other series or class of capital stock of the Corporation that does not expressly provide otherwise in its certificate of designation, the Original Purchase Price of the Preferred Shares plus all accrued or declared but unpaid dividends on such shares, but no more. If the assets and funds available for distribution to the Preferred Holders shall be insufficient to pay the stated preferential amounts in full, then the entire assets and funds of the Corporation legally available for distribution to such holders in respect of such shares of stock shall be distributed ratably to the Preferred Holders in proportion to the aggregate liquidation preference for the Preferred Shares held by them.

          b. After payment in full of the preferential amounts has been made to the holders of all Preferred Stock of the Corporation, including the Preferred Shares, all remaining assets of the Corporation legally available for distribution shall be distributed ratably among the holders of the Common Stock.

          c. The value of any non-cash assets distributed by the Corporation pursuant to this Section 3 shall be the fair market value as determined in good faith by the Board.

     Section 4.  Redemption.

          a. After the first anniversary of the Original Issue Date and before the second anniversary of the Original Issue Date, the Corporation may at any time redeem in cash, from any funds legally available for such purpose, all or part of the outstanding Preferred Shares. The Corporation shall effect redemption by paying cash in an amount equal to the Original Purchase Price per share of the Preferred Shares (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus all accrued or declared but unpaid dividends on such shares (the "Redemption Price"). If less than all of the outstanding Preferred Shares are to be redeemed, the redemption shall be made pro rata among the Preferred Holders in proportion to the aggregate Redemption Price for the Preferred Shares held by them.

          If the funds of the Corporation legally available for redemption of the Preferred Shares on any date announced by the Corporation as the date on which it shall redeem the Preferred Shares (the "Redemption Date") are insufficient to redeem the total number of Preferred Shares to be redeemed on such date, those funds which are legally available will be used to redeem shares from the Preferred Holders ratably in proportion to the aggregate Redemption Price that would be payable to each Preferred Holder if all shares required to be redeemed were being redeemed. The Preferred Shares not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. If at any time thereafter additional funds become legally available for the redemption, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any Redemption Date but which it has not redeemed.

          At least twenty-five (25) days prior to each Redemption Date, the Corporation shall mail a notice (the "Redemption Notice"), first class postage prepaid, to each holder of record of Preferred Shares as of the close of business two business days preceding the mailing date, at the address last shown on the records of the Corporation for such holder. The Redemption Notice shall specify the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price and the place at which payment may be obtained, and shall call upon such holder to surrender to the Corporation, in the manner and at the place designated, the certificate or certificates representing the shares to be redeemed. Subject to the Preferred Holder's conversion rights under Section 6 hereto, on or after the Redemption Date, each Preferred Holder shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice. Each surrendered certificate shall be canceled, and the Redemption Price for such shares shall then be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. If less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

          b. From and after the Redemption Date, unless there has been a default in payment of the Redemption Price, the Preferred Shares designated for redemption in the Redemption Notice shall cease to be outstanding and shall no longer be transferred on the books of the Corporation, and all rights of the holders with respect to such shares shall cease, except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates.

          c. Except as otherwise provided in the Certificate of Incorporation, the Corporation may not redeem any shares of Common Stock unless and until no Preferred Shares are issued and outstanding.

     Section 5.  Voting Rights.

          Except as expressly provided herein or as required by law, the Preferred Holders shall have the same voting rights as the holders of the Common Stock and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation, and the holders of Common Stock and Preferred Shares shall vote together as a single class on all matters. Each Preferred Holder shall be entitled to one vote for each Preferred Share held.

     Section 6.  Conversion.

          The Preferred Holders shall have conversion rights as follows (the "Conversion Rights"):

          a. Right to Convert. Each Preferred Holder shall have the option to convert each Preferred Share, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, (i) if such conversion is made on or before the first anniversary of the Original Issue Date, into ten (10) shares of fully paid and nonassessable shares of Common Stock (the "Year One Conversion Ratio"); or (ii) if such conversion is made after the first anniversary, but before the second anniversary of the Original Issue Date, into five (5) shares of fully paid and nonassessable shares of Common Stock (the "Year Two Conversion Ratio"). The Conversion Ratios are subject to adjustment as provided in this Section 6.

          b. Conversion of Accrued Dividends. The Preferred Holder shall have the option, at any time after the Original Issue Date and in lieu of receipt of a cash dividend accrued and payable pursuant to Section 2(a) (the "Accrued Dividends"), to convert the Accrued Dividends into fully paid and nonassessable shares of Common Stock, at the office of the Corporation or any transfer agent for such stock, in accordance with the following conversion prices:
     (i) if such conversion is made on or before the first anniversary of the Original Issue Date, at a price of $0.50 per share of Common Stock; or (ii) if such conversion is made after the first anniversary, but before the second anniversary of the Original Issue Date, at a price of $1.00 per share of Common Stock.

          c. Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Shares. In lieu of any fractional shares to which the Preferred Holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective fair market value of the Common Stock (which shall be determined in good faith by the Board of Directors if there is then no current market for the Common Stock). Conversion of the Preferred Shares at the option of the Preferred Holder shall be effected by delivery, to the office of the Corporation or to any transfer agent for such shares, of duly endorsed certificates for the shares being converted and of written notice to the Corporation that the holder elects to convert such shares. Conversion shall be deemed to occur immediately prior to the close of business on the date the latter of the shares and the notice are delivered. Preferred Holders entitled to receive Common Stock upon conversion of the Preferred Shares shall be treated for all purposes as the record holders of such shares of Common Stock on the date conversion is deemed to occur. The Corporation shall not be obligated to issue certificates evidencing shares of Common Stock issuable upon conversion of the Preferred Shares unless the certificates evidencing such shares being converted are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement, and at the Corporation's election provides a surety bond or other security, satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to the Preferred Holder a certificate or certificates for the number of shares of Common Stock to which the Preferred Holder is entitled and a check payable to the Preferred Holder for any cash due with respect to fractional shares.

          d. Adjustments of Conversion Ratio for Certain Events. If the outstanding shares of Common Stock are subdivided, by stock split or otherwise, into a greater number of shares of Common Stock, or if the outstanding shares of Common Stock are aggregated, by reverse split or otherwise, into a lesser number of shares of Common Stock, or if the Corporation shall declare or pay any dividend on the Common Stock payable in shares of Common Stock, then the Conversion Ratio in effect prior to such event shall be proportionately decreased or increased upon the occurrence of such event in order to provide the same number of shares of Common Stock upon conversion of the Preferred Shares as if such holder had converted such Preferred Shares immediately prior to the event referred to above.

          e. Adjustments for Other Distributions. If the Corporation fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities of the Corporation other than shares of Common Stock, then in each such case provision shall be made so that the Preferred Holders receive upon conversion, in addition to the Common Stock issuable upon conversion of their shares, the property or other securities of the Corporation which they would have received had their Preferred Shares been converted into Common Stock immediately prior to such event and had they thereafter retained such securities, subject to all other adjustments called for during such period under this
     Section 6.

          f. Adjustments for Reclassification, Exchange and Substitution. If the Common Stock is changed into the same or different number of shares of any other class or series of stock, whether by capital reorganization, reclassification or otherwise (other than an event treated under Section 2 as a liquidation, dissolution or winding up, and other than a stock dividend, combination, split or other event for which adjustment is made pursuant to
     Section 6(d) or 6(e)), the conversion price or ratio then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be adjusted such that the Preferred Shares shall be convertible into, in lieu of the Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or series of stock equivalent to the number of shares of Common Stock that the holders would have been entitled to receive upon conversion of their Preferred Shares immediately prior to such reclassification or capital reorganization.

           g. No Impairment. The Corporation will not, by amendment of the bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the Preferred Holders against impairment.

          i. Notices of Record Date. If the Corporation shall propose at any time:

            (i) to declare any dividend or distribution upon its Common Stock other than a distribution payable solely in Common Stock;

            (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

            (iii) to effect any reclassification or
     recapitalization of its Common Stock; or

            (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

          then, in connection with each such event, the Corporation shall send to the Preferred Holders:

          (1) at least 20 days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and
     (iv) above; and

          (2) in the case of the matters referred to in (iii) and (iv) above, at least 20 days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

          Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of this Corporation.

     Section 7.  Conversion/Repurchase Elections on Second Anniversary

          a. Preferred Holder's Election. On the second anniversary of the Original Issue Date, if the Preferred
     Holder has delivered notice to the Corporation in accordance with Section 7(c), the Preferred Holder shall receive one of,

            (i) in cash out of legally available funds the Original Purchase Price of the Preferred Shares plus all accrued or declared, but unpaid dividends on such shares
     (the "Repurchase Price"), but no more;

            (ii) (x) five (5) shares of Common Stock for each Preferred Share held by the Preferred Holder; (y) for every whole dollar ($1.00) of accrued but unpaid dividends owed to the Preferred Holder pursuant to Section 2(a), one (1) additional share of Common Stock; and (z) any accrued but unpaid dividends remaining after receipt of such shares of Common Stock shall be paid to the Preferred Holder in cash out of legally available funds of the Corporation; or

            (iii) receive any combination of cash and Common Stock on the same terms provided for in Sections
     7(a)(i) and (ii) and as described by the Preferred Holder in the notice provided to the Corporation pursuant to
     Section 7(c).

          b. Corporation's Option in Event of No Preferred Holder Election. If the Preferred Holder does not provide to the Corporation the notice described in Section 7(c), on the second anniversary of the Original Issue Date the Corporation shall have the option to:

            (i) repurchase the Preferred Shares in cash out of legally available funds for the Repurchase Price, but no more;

            (ii) (x) convert the Preferred Shares to five (5) shares of Common Stock for each Preferred Share held by the Preferred Holder; (y) convert the Preferred Holder's accrued but unpaid dividends under Section 2(a) into Common Stock at a conversion price of $ 1.00 per share; and (z) any accrued but unpaid dividends remaining after conversion of dividends into Common Stock shall be paid to the Preferred Holder in cash out of legally available funds of the Corporation; or

            (iii) provide to the Preferred Holder any combination of cash and Common Stock on the same terms provided for in Sections 7(b)(i) and (ii).

          c. Preferred Holder's Notice of Election. The election provided in Section 7(a) shall be available to the Preferred Holder only if, at least twenty-five (25) days prior to the second anniversary of the Original Issue Date, the Preferred Holder delivers a notice (the "Election Notice") to the office of the Corporation. The Election Notice shall specify (x) the number of shares to be repurchased by the Corporation under Section 7(a)(i), if any; and (y) the number of Preferred Shares to be converted under Section 7(a)(ii), if any, and shall be accompanied with the duly endorsed certificate or certificates representing the shares to be repurchased and/or converted.

          d. Effect of Insufficient Funds. If, on the second anniversary of the Original Issue Date, the funds of the Corporation legally available for repurchase of the Preferred Shares pursuant to Sections 7(a)(i) or 7(b)(i) are insufficient to purchase the total number of Preferred Shares requested or elected to be repurchased on such date, those funds which are legally available will be used to repurchase shares from the Preferred Holders ratably in proportion to the aggregate Repurchase Price that would be payable to each Preferred Holder if all shares required to be repurchased were being repurchased. The Preferred Shares not repurchased shall remain outstanding and entitled to all the rights and preferences provided herein, provided, however, that the Preferred Holder may elect by delivering notice to the Corporation to convert the remaining Preferred Shares on the same terms provided for conversion to Common Stock under Section 7(a)(ii). If at any time thereafter additional funds become legally available for the repurchase, such funds will immediately be used to repurchase the balance of any non-converted Preferred Shares which the Corporation has become obliged to repurchase.

          e.  Mechanics of Conversion on Second Anniversary.
     No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective fair market value of the Common Stock. Conversion shall be deemed to occur immediately prior to the close of business on the second anniversary of the Original Issue Date. Conversion of the Preferred Shares pursuant to the election of the Corporation under Section 7(b)(i) shall be effective without any further action on the part of the Preferred Holders and shall be effective whether or not the certificates for such shares are surrendered to the Corporation. The Preferred Holders entitled to receive Common Stock upon conversion of the Preferred Shares shall be treated for all purposes as the record holders of such shares of Common Stock on the date conversion is deemed to occur. The Corporation shall not be obligated to issue certificates evidencing shares of Common Stock issuable upon conversion of the Preferred Shares unless the certificates evidencing such shares being converted are either delivered to the Corporation as provided above, or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and executes an agreement, and at the Corporation's election provides a surety bond or other security, satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to Preferred Holder a certificate or certificates for the number of shares of Common Stock to which the Preferred Holder is entitled and a check payable to the holder for any cash due with respect to fractional shares.

          f.  Adjustments.  The conversion of the Preferred
     Shares into shares of Common Stock pursuant to this Section
     7 shall be subject to the same adjustments as are provided in Sections 6(d), 6(e), and 6(f).

           g. No Impairment. The Corporation will not, by amendment of the bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 7 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the Preferred Holders against impairment.

     Section 8.  Covenants.

          a. So long as any Preferred Shares are outstanding, the Corporation shall not, without first obtaining the approval of the holders of at least a majority of the outstanding Preferred Shares, voting as a single class for these purposes:

            (i) Increase or decrease the authorized number of Preferred Shares or the total number of authorized shares of preferred stock of the Corporation;

            (ii) Authorize or issue, or obligate itself to issue, any other equity security (including any option or convertible security) senior to or on a parity with the Preferred Shares as to liquidation preferences;

            (iii) Authorize or effect a recapitalization or reclassification of any of the outstanding shares of capital stock of the Corporation;

            (iv) Redeem or repurchase any shares of Common
     Stock other than the repurchase of Common Stock issued to officers, directors, employees and other service providers upon termination of their employment or services pursuant to agreements providing the Corporation such a right of repurchase.

          b. So long as any Preferred Shares are outstanding, the Corporation shall not, without first obtaining the approval of the holders of at least two-thirds (66.667%) of the outstanding Preferred Shares, voting as a single class, amend the Certificate of Incorporation or this certificate of designation so as to change the rights, privileges, preferences and restrictions of the Preferred Shares.

     FIFTH:The foregoing action of the Board was duly taken in accordance with Section 151 of the DGCL.

     IN WITNESS WHEREOF, the Corporation has made, under its corporate seal and by the hands of its Secretary, the foregoing certificate of designation as of the date first above set forth.


                                       Seawright Holdings, Inc.


                                       By: s/s Joel P. Sens
                                       Joel P. Sens
                                       Secretary